December 23, 2015

Trust for Professional Managers
615 East Michigan Street
Milwaukee, WI 53202

Ladies and Gentlemen:

We consent to the incorporation by reference in this Registration Statement of our opinion dated October 28, 2014 regarding the sale of shares of the William Blair Directional Multialternative Fund, a series of Trust for Professional Managers.  In giving this consent, however, we do not admit that we are experts within the category of persons whose consent is required by Section 7 of said Act.

Very truly yours, /s/ Godfrey & Kahn, S.C. GODFREY & KAHN, S.C.